Exhibit 10.2

August 28, 2006
Mr. Alan Treibitz and
   Ms. Stephanie Kelso
Z-Axis Corporation
The Quadrant, 5445 DTC Parkway, #450
Greenwood Village, CO 80111
Dear Alan and Stephanie:
Colorado Business Bank has approved the renewal of Z-Axis Corporation’s line of credit based on the following terms and conditions:

BORROWER:	Z-Axis Corporation

LENDER:	Colorado Business Bank (also, the “Bank”).

LINE COMMITMENT:	Initially at $230,000, with the line to be capped at $215,000 as of September 2, 2006; at $200,000 as of October 2, 2006; and at $185,000 as of November 2, 2006

PURPOSE:	Working capital line of credit

RATE:	Colorado Business Bank Prime Rate + 1.5%, floating

FEES:	$1,000

MATURITY:	December 2, 2006

REPAYMENT:	Interest payments due monthly. In addition, the line will be capped at $215,000 as of September 2, 2006; at $200,000 as of October 2, 2006; and at $185,000 as of November 30, 2006.

COLLATERAL:	Business assets

GUARANTOR:	Alan Treibitz
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821 17th Street • Denver, Colorado 80202
Tel: 303.312.3400 • Fax: 303.312.3477
www.cobizbank.com

Colorado Business Bank Prime Rate is that interest rate which is used as an index to price loans individually, based upon but not limited to the compensating balances, the term, the purpose, the credit worthiness and the risk associated with any particular credit. The rate established for any credit may be above or below the Prime Rate depending upon the above assessments.
In consideration of the Lender providing the above referenced credit facilities and any renewal thereof, the Borrower agrees to abide by all terms, conditions, and covenants of this Letter Agreement and the terms, conditions and covenants of the final loan documents. You may advance, repay and re-advance against the note, as allowed under the covenants below, provided that the total amount outstanding against the promissory note evidencing the indebtedness does not exceed the lesser of the Borrowing Base as defined below, or the Line Commitment as defined above. Advances under the line are subject to the following:
1.	Borrower shall execute all documents required by the Bank and provide certifications as required by the Bank.

2.	Borrower shall be responsible for legal, filing, and other fees associated with closing the above loan.

3.	Borrower may repay at any time without penalty.

4.	Borrower shall provide annual financial statements prepared by a certified public accountant on an audited basis within 120 days of its fiscal year end.

5.	Borrower shall provide monthly in-house prepared financial statements within 30 days of each month end.

6.	Borrower shall allow access for an inspection of any and all records of the Company upon the reasonable request of the Lender.

7.	Borrower shall provide to Lender other such information and reports as Lender may reasonably request from time to time.

8.	All advances under this line of credit shall be credited to a demand deposit account of the Borrower’s at Colorado Business Bank.

9.	The total of the indebtedness on the revolving line of credit may not at any time exceed the lesser of the Line Commitment as defined above or the sum of the following amounts (the “Borrowing Base”):

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a)	75% of eligible accounts receivable which are 90 days or less past the date of invoice. Eligibility of accounts receivable is at the sole discretion of the Bank, but generally excludes disputed accounts, accounts from employees and affiliates, contra accounts, foreign accounts, and accounts from the Federal Government unless specifically assigned.
10.	Borrower shall provide the Lender with weekly Collateral Exhibits of the Borrowing Base signed by an authorized signer of Borrower along with the corresponding accounts receivable aging.

11.	No advance against the line of credit shall be made if any default of the loan exists or if any conditions of the covenants have not been met.

12.	Any request for advance, both orally and written, by the Borrower, or its agents certifies that all covenants and conditions of this agreement have been met and that no default exists.

13.	Lender understands that Borrower is pursuing a stock exchange agreement with Silicon Mountain Memory (SMM) which will allow the Borrower to spin off its public status and shareholders and become a privately held company. Lender hereby provides its approval for the Borrower to pursue this stock exchange agreement, subject to Alan Treibitz and Stephanie Kelso becoming majority shareholders of the new entity. Lender will not hold SMM liable for the repayment of this line facility.

16.	Borrower shall not make any investment in any other persons, firms, corporations or affiliates, except for investments in direct obligations of the U.S. Government, without prior written consent of the Lender.

17.	Borrower shall pay all taxes as and when due, and comply with all regulations imposed by any and all governing authorities.

18.	Borrower’s debt/tangible net worth ratio shall not exceed 2.2X.

19.	Borrower’s shall maintain a minimum net worth of $500,000.

20.	Borrower shall maintain in force insurance satisfactory to the Bank covering all assets. The Lender shall be named as loss payee under such policies.

21.	Borrower shall promptly give written notice to the Lender of any material adverse change in the business, property, assets, operations or conditions, financial or otherwise, of the Borrower, any Event of Default or event which, with passage of time or notice, or both, would be an Event of Default, or of the pendency or threat of any litigation, of any tax deficiency, or of any petition in bankruptcy or other proceeding before any governmental body or official which may affect the financial capacity of the Borrower.
Upon the occurrence of any event of default, the Lender may declare the entire principal amount of indebtedness of the Borrower to the Lender then outstanding and the interest accrued thereon to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, or other notice of default of any kind, all of which are hereby waived by the Borrower and all obligations, if any, of the Lender to the Borrower shall immediately cease and terminate. No delays on the part of the Lender in exercising any rights, power or privilege hereunder shall operate as a waiver thereof, nor shall any partial exercise of any other right, power or privilege. The rights and remedies are cumulative and not exclusive of any right or remedy which the Lender shall otherwise have.
For the purpose of loan documentation, this Letter Agreement and the conditions/restrictions contained herein shall be deemed to be a portion of the loan agreements between the Lender and the parties signing this agreement. It is further understood and agreed that the terms recited herein are not exclusive and are deemed merely to be cumulative with the provision of all security agreements, terms and notes, and terms of other documents executed in connection with this loan. This letter and the credit facilities made available to Borrower are intended for the use of the Borrower only. No third party rights are intended or conferred by this letter and no other party is, in any way, allowed to rely on the representations contained in this letter. By your acknowledgment of this letter, you agree to the terms and conditions as above outlined.

Sincerely,

/s/ Nancy Snyder

Nancy Snyder
Senior Vice President

ACCEPTED AND AGREED:

Z-AXIS CORPORATION

By:	/s/ Alan Treibitz	8/29/06

	Alan Treibitz, CEO/CFO	Date

By:	/s/ Stephanie S. Kelso	8/29/06

	Stephanie S. Kelso, President	Date

GUARANTOR:

	/s/ Alan Treibitz	8/28/06

	Alan Treibitz	Date

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